News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Holdings, Inc. Reports Fiscal Second Quarter 2018 Results and Updates Full Year Outlook

Second Quarter 2018 Highlights

•	Net sales increased 4% to $825 million
•	Income from operations increased 11% to $140 million; Adjusted Income from Operations(1) increased 7% to $144 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 12% to $189 million
•	Diluted EPS was $0.52, compared with $0.59 in second quarter 2017
•	Adjusted Diluted EPS(1) was $0.54, compared with $0.63 in second quarter 2017
•	Raised quarterly dividend by 2%

Updated FY 2018 Outlook

•	Net sales expected to increase mid-single digits, up from a previous estimate of low-to-mid single digits
•	Adjusted EBITDA including unconsolidated joint ventures(1) expected to be $780 million-$790 million, up from a previous estimate of $740 million-$760 million

EAGLE, ID (Jan. 4, 2018) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its second quarter 2018 results and updated its outlook for fiscal 2018.

“Our second quarter and first half results were solid,” said Tom Werner, President and CEO. “Our commercial teams have worked through customer contract negotiations, and now that those discussions are largely behind us, we’re focused on our ongoing commitment to deliver industry-leading service, drive innovation and service limited time offerings with our customers. Our supply chain teams continued to focus on managing cost and capacity utilization, as well as successfully starting-up our new 300 million pound french fry production line in Richland, Washington. In addition, with this year’s potato crop fully harvested, we consider it to be consistent overall with historical averages, and that storability will also likely be consistent with planned expectations. With our solid first half performance and some key milestones now behind us, we have better clarity on how we see the rest of the year unfolding, and have raised our annual outlook for sales growth and EBITDA accordingly.”

“We expect growth in demand to continue not just through fiscal 2018, but also for the foreseeable future,” Werner continued. “To support this growth, we recently announced an additional 300 million pound french fry production line expansion in Hermiston, Oregon, to be operational in the fourth quarter of fiscal 2019. This new capacity will support our customers’ growth in North America as well as Asia, where demand growth has been, and is projected to remain, strong. In addition to funding this $250 million investment, we expect to generate sufficient earnings and cash flow to support the recent increase in our dividend, as well as provide flexibility to take advantage of future potential growth opportunities. By continuing to take a balanced, returns-driven approach when deploying capital, we remain confident in our ability to support our customers and create value for our shareholders over the long term.”

Summary of Second Quarter FY 2018 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q2 2018	Growth Rates	YTD 2018	Growth Rates
Net sales	$824.6	4%	$1,642.1	5%
Income from operations	$139.8	11%	$277.4	11%
Net income attributable to Lamb Weston	$76.6	(12%)	$160.0	(4%)
Diluted EPS	$0.52	(12%)	$1.08	(4%)

Adjusted EBITDA including unconsolidated joint ventures(1)	$188.9	12%	$380.3	12%
Adjusted Diluted EPS(1)	$0.54	(14%)	$1.11	(8%)

Q2 2018 Commentary

Net sales were $824.6 million, up 4 percent versus the year-ago period. Price/mix increased 5  percent due to pricing actions and favorable product and customer mix. Volume declined 1  percent, as compared to a 4 percent increase in the prior year quarter.

Income from operations rose 11 percent to $139.8 million from the prior year period, and included $4.0 million of costs related to the spinoff from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”). A portion of the increase reflects the impact of $9.0 million of expenses incurred in the prior year period related to the spinoff from Conagra. Excluding these comparability items, income from operations grew $9.3 million, driven by favorable price/mix, partially offset by commodity, manufacturing, transportation and warehousing cost inflation, higher depreciation expense and approximately $3 million of costs related to the start-up of the Company’s new french fry production line in Richland, Washington.

Adjusted EBITDA including unconsolidated joint ventures(1) was $188.9 million, up 12 percent versus the prior year quarter, reflecting growth in income from operations and equity method investment earnings.

Diluted EPS declined to $0.52 from $0.59 in the prior year period, while Adjusted Diluted EPS(1) declined to $0.54 from $0.63 in the prior year period. The declines were primarily driven by higher interest costs related to debt incurred in connection with the spinoff and higher tax expense, partially offset by growth in income from operations and equity method investment earnings.

The effective tax rate(2) was 33 percent in the second quarter of fiscal 2018, versus 27 percent in the prior year period.  The lower rate in the second quarter of fiscal 2017 is primarily attributable to an increase in costs related to the spinoff from Conagra determined to be deductible, as well as a discrete benefit from fiscal 2016 foreign taxes.

Q2 2018 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q2 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$416.9	1%	3%	(2%)
Segment Product Contribution Margin(1)	$88.2	(4%)

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased 1 percent to $416.9 million. Price/mix increased 3 percent, largely reflecting price increases and improvement in customer and product mix. Volume declined 2 percent, as compared to a 5 percent increase in the prior year quarter. The decline in volume is attributable to the elimination of less-profitable volume in North America and internationally as well as lower shipments to certain export markets. This was partially offset by increased shipments to strategic customers in the U.S.

Global Segment Product Contribution Margin(1) declined 4 percent to $88.2 million, with favorable price/mix offsetting commodity, manufacturing, transportation and warehousing cost inflation. Higher depreciation expense as well as start-up costs associated with the new Richland production line drove the earnings decline.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q2 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$272.8	9%	8%	1%
Segment Product Contribution Margin(1)	$92.2	15%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased 9 percent to $272.8 million. Price/mix increased 8 percent, reflecting the carryover effect of pricing actions taken in fiscal year 2017, pricing actions implemented in the current year, and improvement in customer and product mix. Volume increased 1 percent, as compared to a 5 percent increase in the prior year quarter, as a result of broad-based growth across the segment’s customer base.

Foodservice Segment Product Contribution Margin(1) increased 15 percent to $92.2 million, driven by favorable price/mix, partially offset by commodity, manufacturing, transportation and warehousing cost inflation, as well as higher depreciation expense and start-up costs associated with the new Richland production line.

Retail

Retail Segment Summary

		Year-Over-Year
	Q2 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net Sales	$102.0	6%	4%	2%
Segment Product Contribution Margin(1)	$19.4	(7%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased 6 percent to $102.0 million. Price/mix increased 4 percent, due to higher prices across the branded and private label portfolio, as well as improved mix, partially offset by higher trade spending in support of Grown in Idaho branded products. Volume increased 2 percent, primarily driven by distribution gains of Grown in Idaho as well as growth of Alexia and other branded products.

Retail Segment Product Contribution Margin(1) declined 7 percent to $19.4 million, mainly due to higher trade spending as well as commodity, manufacturing, transportation and warehousing cost inflation. Advertising and promotional spending also increased to support broader distribution of Grown in Idaho.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in the U.S. and Europe were $12.1 million and $6.2 million for the second quarter of fiscal 2018 and 2017, respectively. These amounts included a $2.7 million unrealized loss related to mark-to-market adjustments associated with currency hedging contracts in the current quarter and a $0.7 million gain in the prior year quarter. Excluding these adjustments, earnings from equity method investments increased $9.3 million, largely due to favorable price/mix in the U.S. and Europe, as well as the benefit of lower raw potato costs in Europe.

Outlook

The Company provides earnings guidance on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict certain elements that are included in reported GAAP results, including costs related to the spinoff from Conagra and other items impacting comparability.

The Company updated its outlook for fiscal year 2018 as follows:

FY 2018 Outlook Summary

Net sales growth rate	Mid-Single Digits

Adjusted EBITDA including unconsolidated joint ventures(1)	$780 million-$790 million

Interest expense	$105 million-$110 million

Cash used for capital expenditures	Approximately $250 million

As summarized in the table above, the Company expects:

•

Net sales to grow mid-single digits, with price/mix and volume growth improving in the second half of fiscal 2018 as new pricing structures for an increasing number of customer contracts become effective and as the Company’s new production capacity in Richland, Washington becomes available. The Company’s previous estimate was for net sales to grow low-to-mid single digits.

•

Adjusted EBITDA including unconsolidated joint ventures(1) to be in the range of $780 million to $790 million, including higher selling, general and administrative expenses as a percentage of sales for fiscal 2018 due to the full-year impact of incremental costs associated with being a stand-alone public company, as well as higher advertising and promotional expense in support of the introduction of the Company’s Grown in Idaho product line in retail. Using the mid-point of the range, this represents an increase of approximately 13% percent versus a fiscal 2017 pro forma Adjusted EBITDA including unconsolidated joint ventures(1) of $692 million. The Company’s previous estimate was for Adjusted EBITDA including unconsolidated joint ventures(1) to be in the range of $740 million to $760 million.

•

Total interest expense for fiscal 2018 to continue to be in the range of $105 million to $110 million, which is an increase of approximately $45 million to $50 million from fiscal 2017 due to the full-year impact of the Company’s capital structure after the spinoff from Conagra.

•

Cash used for capital expenditures to be approximately $250 million for fiscal 2018, an increase of $25 million versus the previous estimate of $225 million. This increase primarily relates to costs associated with the initial phase of construction of a new production line at our Hermiston, Oregon facility.

The Company is continuing to evaluate the effect on its effective tax rate(2) of the tax reform legislation (the “Act”) that was signed into law on December 22, 2017. The Act lowers the U.S. corporate tax rate from 35 percent to 21 percent, and sets forth other provisions that may affect the Company’s effective tax rate for fiscal 2018. As a result, the Act will result in a blended effective tax rate for the Company for fiscal 2018 that is lower than the Company’s original estimated range of 33 to 34 percent.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, pro forma Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS, pro forma Adjusted Diluted EPS and Segment Product Contribution Margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information. Pro forma Adjusted EBITDA including unconsolidated joint ventures includes $15.0 million of stand-alone public company costs for a full year. See also “Outlook” in this press release for a discussion of the earnings guidance on a non-GAAP basis.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its second quarter 2018 results at 10:00 a.m. ET today. A listen-only webcast and accompanying presentation slides will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “focus,” “deliver,” “expect,” “drive,” “create,” “support,” “grow,” “remain,” “project,” “believe,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital investments, dividends, taxes, and business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; the competitive environment and related conditions in the markets in which it operates; political and economic conditions of the countries in which it conducts business and other factors related to its international operations; disruption of its access to export mechanisms; its ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; its future debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, pro forma Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, pro forma Adjusted Diluted EPS and Segment Product Contribution Margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provide investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Earnings

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2017	2016 (1)	2017	2016 (1)
Net sales	$824.6	$790.7	$1,642.1	$1,567.0
Cost of sales	615.4	591.8	1,236.2	1,187.5
Gross profit	209.2	198.9	405.9	379.5
Selling, general and administrative expenses (2)	69.4	73.4	128.5	129.0
Income from operations	139.8	125.5	277.4	250.5
Interest expense, net	27.4	6.8	52.6	8.3
Income before income taxes and equity method earnings	112.4	118.7	224.8	242.2
Income tax expense	41.5	33.9	85.6	84.9
Equity method investment earnings	12.1	6.2	32.1	16.8
Net income	83.0	91.0	171.3	174.1
Less: Income attributable to noncontrolling interests	6.4	3.8	11.3	7.3
Net income attributable to Lamb Weston Holdings, Inc.	$76.6	$87.2	$160.0	$166.8
Earnings per share
Basic	$0.52	$0.59	$1.08	$1.14
Diluted	$0.52	$0.59	$1.08	$1.13
Dividends declared per common share	$0.1875	$—	$0.3750	$—

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$76.6	$87.2	$160.0	$166.8
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated	0.5	0.5	1.3	0.9
Net income available to Lamb Weston common stockholders	$76.1	$86.7	$158.7	$165.9
Diluted weighted average common shares outstanding	146.9	146.3	146.8	146.3
Diluted earnings per share	$0.52	$0.59	$1.08	$1.13

(1)

On November 9, 2016, Lamb Weston Holdings, Inc. (“Lamb Weston”) separated from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) and became an independent publicly-traded company through the pro rata distribution by Conagra of 100% of the outstanding common stock of Lamb Weston to Conagra stockholders (the “Separation”). The combined and consolidated earnings in all periods prior to November 9, 2016, were carved out of Conagra’s consolidated financial statements. These financial statements may not reflect what the Company’s results of operations would have been had it operated as a separate stand-alone public company and may not be indicative of its future results of operations. These financial statements should be read together with the consolidated financial statements and notes in our fiscal 2017 Form 10-K and fiscal 2018 second quarter Form 10-Q.

(2)

The thirteen and twenty-six weeks ended November 26, 2017, include $4.0 million and $6.2 million, respectively, of expenses related to the Separation as discussed in footnote (1) above. The thirteen and twenty-six weeks ended November 27, 2016, include $9.0 million and $18.7 million, respectively, of Separation-related expenses.  In all periods, the expenses related primarily to professional fees and other employee-related costs.

Lamb Weston Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	November 26,	May 28,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$71.1	$57.1
Receivables, less allowance for doubtful accounts of $0.6 and $0.5	224.4	185.2
Inventories	662.9	525.0
Prepaid expenses and other current assets	45.9	90.9
Total current assets	1,004.3	858.2
Property, plant and equipment, net	1,331.5	1,271.2
Goodwill	134.4	133.0
Intangible assets, net	36.3	37.2
Equity method investments	198.6	178.6
Other assets	9.8	7.4
Total assets	$2,714.9	$2,485.6

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	$88.2	$22.0
Current portion of long-term debt and financing obligations	39.3	37.9
Accounts payable	342.7	295.0
Accrued liabilities	176.3	200.5
Total current liabilities	646.5	555.4
Long-term liabilities:
Long-term debt, excluding current portion	2,353.2	2,365.0
Deferred income taxes	115.8	90.5
Other noncurrent liabilities	74.3	71.2
Total long-term liabilities	2,543.3	2,526.7
Commitments and contingencies
Redeemable noncontrolling interest	56.5	50.7
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,257,130 and 146,080,901 shares issued	146.3	146.1
Additional distributed capital	(906.7)	(904.8)
Retained earnings	225.8	121.0
Accumulated other comprehensive income (loss)	5.4	(9.3)
Treasury stock, at cost, 49,691 and 6,143 common shares	(2.2)	(0.2)
Total stockholders' deficit	(531.4)	(647.2)
Total liabilities and stockholders’ equity	$2,714.9	$2,485.6

Lamb Weston Holdings, Inc.

Condensed Combined and Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Twenty-Six Weeks Ended
	November 26,	November 27,
	2017	2016
Cash flows from operating activities
Net income	$171.3	$174.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	66.6	52.1
Stock-based compensation expense	10.2	5.2
Earnings of joint ventures in excess of distributions	(9.3)	(2.8)
Deferred income taxes	19.4	(8.3)
Other	(2.2)	(0.4)
Changes in operating assets and liabilities:
Receivables	(39.2)	(45.8)
Inventories	(137.9)	(117.0)
Income taxes payable/receivable, net	6.5	—
Prepaid expenses and other current assets	36.3	41.4
Accounts payable	89.1	59.8
Accrued liabilities	(28.6)	4.1
Net cash provided by operating activities	$182.2	$162.4
Cash flows from investing activities
Additions to property, plant and equipment	(154.0)	(127.8)
Proceeds from sale of assets	0.1	2.0
Additions to other long-term assets	(1.8)	—
Net cash used for investing activities	$(155.7)	$(125.8)
Cash flows from financing activities
Proceeds from short-term borrowings, net	66.1	80.0
Proceeds from issuance of debt	—	798.1
Debt repayments	(19.3)	(3.4)
Net transfers to Conagra	—	(38.8)
Dividends paid	(54.8)	—
Cash distributions paid to Conagra at Separation	—	(823.5)
Payments of debt issuance costs	—	(9.6)
Cash distributions paid to noncontrolling interest	(6.7)	(5.6)
Other	(1.2)	—
Net cash used for financing activities	$(15.9)	$(2.8)
Effect of exchange rate changes on cash and cash equivalents	3.4	(0.8)
Net increase in cash and cash equivalents	14.0	33.0
Cash and cash equivalents, beginning of the period	57.1	36.4
Cash and cash equivalents, end of period	$71.1	$69.4

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	November 26,	November 27,	Year Growth
	2017	2016	Rates	Price/Mix	Volume
Segment sales
Global	$416.9	$412.6	1%	3%	(2%)
Foodservice	272.8	250.6	9%	8%	1%
Retail	102.0	96.5	6%	4%	2%
Other	32.9	31.0	6%	11%	(5%)
	$824.6	$790.7	4%	5%	(1%)

Segment product contribution margin (1)
Global	$88.2	$92.3	(4%)
Foodservice	92.2	80.2	15%
Retail	19.4	20.9	(7%)
Other	3.9	(0.4)	NM
	203.7	193.0	6%
Other selling, general, and administrative expenses (2)	63.9	67.5	(5%)
Income from operations	$139.8	$125.5	11%

Items impacting comparability (2)
Expenses related to the Separation	$4.0	$9.0

Adjusted income from operations (3)	$143.8	$134.5	7%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The thirteen weeks ended November 26, 2017 and November 27, 2016, include $4.0 million and $9.0 million, respectively, of expenses related to the Separation. The expenses related primarily to professional fees and other employee-related costs.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Twenty-Six Weeks Ended
			Year-Over-
	November 26,	November 27,	Year Growth
	2017	2016	Rates	Price/Mix	Volume
Segment sales
Global	$830.8	$811.8	2%	2%	0%
Foodservice	552.2	510.9	8%	7%	1%
Retail	194.0	186.1	4%	(1%)	5%
Other	65.1	58.2	12%	9%	3%
	$1,642.1	$1,567.0	5%	4%	1%

Segment product contribution margin (1)
Global	$162.9	$165.9	(2%)
Foodservice	183.1	159.7	15%
Retail	35.9	40.5	(11%)
Other	15.0	2.8	NM
	396.9	368.9	8%
Other selling, general, and administrative expenses (2)	119.5	118.4	1%
Income from operations	$277.4	$250.5	11%

Items impacting comparability (2)
Expenses related to the Separation	$6.2	$18.7

Adjusted income from operations (3)	$283.6	$269.2	5%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The twenty-six weeks ended November 26, 2017 and November 27, 2016, include $6.2 million and $18.7 million, respectively, of expenses related to the Separation. The expenses related primarily to professional fees and other employee-related costs.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended November 26, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$139.8	$27.4	$41.5	$12.1	$83.0	$6.4	$76.6	$0.52
Items impacting comparability (1) (2):
Expenses related to the Separation	4.0	—	1.5	—	2.5	—	2.5	0.02
Total items impacting comparability	4.0	—	1.5	—	2.5	—	2.5	0.02
Adjusted (3)	$143.8	$27.4	$43.0	$12.1	$85.5	$6.4	$79.1	$0.54

	Thirteen Weeks Ended November 27, 2016
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$125.5	$6.8	$33.9	$6.2	$91.0	$3.8	$87.2	$0.59
Items impacting comparability (1) (2):
Expenses related to the Separation	9.0	—	3.3	—	5.7	—	5.7	0.04
Total items impacting comparability	9.0	—	3.3	—	5.7	—	5.7	0.04
Adjusted (3)	$134.5	$6.8	$37.2	$6.2	$96.7	$3.8	$92.9	$0.63

	Twenty-Six Weeks Ended November 26, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$277.4	$52.6	$85.6	$32.1	$171.3	$11.3	$160.0	$1.08
Items impacting comparability (1) (2):
Expenses related to the Separation	6.2	—	2.3	—	3.9	—	3.9	0.03
Total items impacting comparability	6.2	—	2.3	—	3.9	—	3.9	0.03
Adjusted (3)	$283.6	$52.6	$87.9	$32.1	$175.2	$11.3	$163.9	$1.11

	Twenty-Six Weeks Ended November 27, 2016
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$250.5	$8.3	$84.9	$16.8	$174.1	$7.3	$166.8	$1.13
Items impacting comparability (1) (2):
Expenses related to the Separation	18.7	—	6.9	—	11.8	—	11.8	0.08
Total items impacting comparability	18.7	—	6.9	—	11.8	—	11.8	0.08
Adjusted (3)	$269.2	$8.3	$91.8	$16.8	$185.9	$7.3	$178.6	$1.21

(1)	See footnote (2) to the Condensed Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

Adjusted income from operations, income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this Earnings Release, we have presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Fifty-Two Weeks Ended
	November 26,	November 27,	November 26,	November 27,	May 28,
	2017	2016	2017	2016	2017
Net income attributable to Lamb Weston Holdings, Inc.	$76.6	$87.2	$160.0	$166.8	$326.9
Income attributable to noncontrolling interests	6.4	3.8	11.3	7.3	13.3
Equity method investment earnings	(12.1)	(6.2)	(32.1)	(16.8)	(53.3)
Interest expense, net	27.4	6.8	52.6	8.3	61.2
Income tax expense	41.5	33.9	85.6	84.9	170.2
Income from operations	139.8	125.5	277.4	250.5	518.3
Depreciation and amortization	34.5	26.4	64.3	51.8	106.6
Items impacting comparability (1)
Expenses related to the Separation	4.0	9.0	6.2	18.7	26.5
Non-cash gain on assets	—	—	—	—	(3.1)
Adjusted EBITDA (2) (3)	178.3	160.9	347.9	321.0	648.3

Unconsolidated Joint Ventures (4)
Equity method investment earnings	12.1	6.2	32.1	16.8	53.3
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	5.9	5.7	13.6	11.2	22.5
Add: EBITDA from unconsolidated joint ventures	18.0	11.9	45.7	28.0	75.8

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	(6.4)	(3.8)	(11.3)	(7.3)	(13.3)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	(1.0)	(0.9)	(2.0)	(1.8)	(3.7)
Subtract: EBITDA from consolidated joint ventures	(7.4)	(4.7)	(13.3)	(9.1)	(17.0)

Adjusted EBITDA including unconsolidated joint ventures (2)	$188.9	$168.1	$380.3	$339.9	$707.1

Selling, general and administrative expenses (5)					15.0

Pro forma Adjusted EBITDA including unconsolidated
joint ventures (5)					$692.1

(1)	See footnote (2) to the Condensed Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  This non-GAAP measure is not intended to be a  substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in three potato processing joint ventures, including 49.99% of Lamb Weston BSW, LLC and 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f.  Lamb Weston consolidates the financial statements of Lamb Weston BSW, LLC and accounts for its ownership in the other joint ventures under the equity method of accounting.

(5)	Pro forma Adjusted EBITDA including unconsolidated joint ventures includes a full year of stand-alone public company costs.